Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
April 26, 2017

Thank you Tim and good morning everyone.

The first quarter results for our Inland Barge Group reflect significant volume reductions year-over-year as weak market conditions persist. Overcapacity of barge equipment along the inland waterways continues to create headwinds. Our team has responded well to these market challenges by reducing our manufacturing footprint to match market demand.

Our customers continue to be optimistic that fleet utilization will begin to improve later this year or in 2018. During the quarter, our Inland Barge business received $53 million in orders, bringing the total backlog to $110 million. During the quarter, we worked with an existing customer to shift production scheduled for this year into 2018 in exchange for a new order, a good outcome in a competitive environment. James will discuss the impact of this agreement on our 2017 financial guidance.

Beginning in the second quarter, we expect quarterly revenues for the Inland Barge Group to run at approximately 50% of the first quarter levels. This reduction in volume is expected to result in an operating profit for the remainder of the year of a small loss. We are working diligently to secure orders and reduce costs while maintaining flexibility to respond quickly when demand improves.

The financial performance of the Energy Equipment Group during the first quarter reflects soft demand conditions for many of the end markets we serve.

At the end of the first quarter, our wind tower backlog totaled $1.0 billion, providing production visibility and continuity for this business. I am pleased with our team’s performance during the first quarter producing wind towers under the long-term order received in the second quarter of last year. We continue to have positive expectations for this business given the federal production tax credit and improvements in wind turbine technology.

During the first quarter, we saw further evidence of an increase in demand for utility structures. We expect demand to continue improving as projects that will replace aging utility structures are authorized for construction.

The Construction Products Group’s results for the first quarter were in-line with last year’s results. The Group is on track for another strong year in 2017.

Demand for construction aggregates remains strong primarily due to infrastructure-related work within our markets. We continue to look for opportunities to expand this business. Our investments during the past few years have created scale that provides a foundation for long-term growth.

Our highway products business is performing well. Funding initiatives at the federal and state levels are driving commitments to longer-term highway projects. We continue to monitor discussions on Capitol Hill concerning the potential passage of a large infrastructure bill.

In closing, the first quarter financial results for our various businesses continue to reflect mixed demand conditions. We are highly focused on securing new orders and reducing costs.

And now, I will turn the presentation over to Steve.